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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission file number 33-76368

                               BECKER GAMING, INC.
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             (Exact name of registrant as specified in its charter)


       740 South Decatur Boulevard, Las Vegas, Nevada 89107 (702) 258-5200
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     (Address, including zip code, and telephone number, including area, of registrant's principal executive offices)

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [X]

Approximate number of holders as of certification or notice date:________

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Pursuant to the requirements of the Securities Exchanges Act of 1934 Becker
Gaming, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date:  October 15, 1998                 By:/s/Bruce F. Becker
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                                           Bruce F. Becker
                                           President